UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 27, 2006

Interactive Brand Development, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-20958	86-0519152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3275 West Hillsboro Boulevard, Deerfield Beach, Florida		33442
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 363-4400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement; Item 7.01 Regulation FD Disclosure

On March 27, 2006 the Company entered into a Reseller and Transfer of Accounts Agreement with eTelegate Arizona LLC, an Arizona limited liability company ("ETEL").  The agreement provides for the outsourcing of the Company's on-line payment processing operations.  Under the agreement, the Company's wholly owned subsidiary, Internet Billing Company, LLC ("iBill"), has engaged ETEL on a non-exclusive basis to process the on-line transactions of the current and future customers of iBill and ETEL, respectively and to provide risk assessment services to current and future customers of iBill and ETEL, respectively.  Over the next couple of months, the current clients of iBill will sign new contracts with ETEL and iBill will earn commissions from net revenue.  The agreement also provides the Company with a non-exclusive license to use ETEL’s proprietary software (the “Gateway Software”).  The term of the agreement is one year from the date of the agreement and is automatically renewable for an additional one-year term, unless terminated by either party no less than 90 days before the expiration date.  Either party may terminate the agreement in the event of breach by the other party, if such breach is not cured within 90 days written notice by the non-breaching party.

In consideration of the services and non-exclusive license provided by ETEL to iBill, iBill paid ETEL $8,000 upon execution of the agreement and shall pay an additional $8,000 for each additional year the agreement is renewed.

During the term of the agreement, ETEL shall cause its payment provider to pay iBill the following amounts, payable daily ten (10) days in arrears on payment processing:

An amount equal to fifty percent (50%) of all “Net Revenue” received by ETEL for payment processing transactions on iBill Internet Merchant Client accounts that existed as of the date of the agreement.

An amount equal to sixty percent (60%) of all “Net Revenue” received by ETEL for payment processing transactions on iBill Internet Merchant Client accounts that are created after the date of the agreement.

For purposes of the agreement, “Net Revenue” means revenue actually received, less credits, chargeback’s and fees that is paid to or is charged by any third party for payment processing an account, whether such expense is in the form of direct fees, discount rate, reserves, charge back fees or other fees charges by such processor.

ETEL shall also pay to IBD subsidiary CardStream a bank service fee on credit card transactions.  This fee is currently charged by CardStream on credit card transactions processed through iBill and will continue to be charged by ETEL.  For all customers currently processing through iBill the fee will be paid at 100% to CardStream for each recurring transaction and 100% kept by ETEL for the initial transaction.  For all new customers processing through ETEL CardStream will receive 75% of the bank service fee for the initial and each recurring transaction.

For the period of 180 days from the date of the agreement, ETEL shall not be responsible for any fines imposed by credit card companies for excessive chargebacks in an iBill Merchant Client account.  Thereafter ETEL shall be responsible for any such fines. ETEL shall make final judgment whether it should process for any particular iBill referred client.  If iBill requests ETEL to process for a client that ETEL has recommended against, ETEL shall not be responsible for any fines cause by such client.

Per this processing agreement between iBill and ETEL, iBill will no longer be responsible for future Client Payouts.  iBill will no longer reported revenue as fees from the processing of transactions with the cost of revenue as fees paid to its processors, but will report the commissions earned from clients processing through ETEL.  iBill’s cost of revenue will be the commissions paid to the internal sales and marketing team.  iBill will still be responsible for Client Payouts due prior to the movement of processing to ETEL.  The Gateway software will track and record all on-line transactions processed though ETEL and provide the accounting for clients.

The description of the agreement does not purport to be complete and is incorporated by reference in its entirety to the agreement filed as an exhibit to this report.  The Company issued a press release announcing the agreement.  The press release included as an exhibit to this report.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

10.1

Reseller and Transfer of Accounts Agreement dated March 27, 2006

99.1

Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2006

INTERACTIVE BRAND DEVELOPMENT, INC.

BY:	/s/ Steve Markley
Steve Markley
Chief Executive Officer

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